Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Fidelity Income Fund on Form N-14 of our report dated December 13, 2005 relating to the financial statements of Fidelity Advisor Government Investment Fund, a fund of Fidelity Advisor Series II, for the year ended October 31, 2005, and to the reference to us under the heading "Experts" in the Proxy Statement and Prospectus, which is part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

May 31, 2006